Amendment and Mutual Release

Among

Electronic Control Security, Inc.

Hyundai Syscomm Corp.

Hirshfield Law

And

And their respective Affiliates

Dated March 15, 2007

AMENDMENT AND MUTUAL RELEASE

     In consideration of the mutual promises and releases hereinafter set forth in this Amendment and Mutual Release and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

         1. Electronic Control Security, Inc., a New Jersey corporation ("ECSI"), on behalf of itself, its subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys (including Aboudi & Brounstein, David Aboudi and Jon Freedman) representatives, and its successors or assigns (collectively with ECSI, the "ECSI Releasing Parties") hereby, absolutely and irrevocably forever releases, waives, relinquishes, renounces and discharges, Hyundai Syscomm Corp., a California corporation ("Hyundai"), its subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys (including Hirshfield Law and Peter B. Hirshfield (collectively "Hirshfield Law")), representatives, and its successors or assigns, including, without limitation, each of Mr. Jack Choe ("JChoe"), Mr. David Choe ("DChoe"), Mr. Benjamin Byun ("Byun") and Mr. Samuel Lee ("Lee"), individually and in their capacity as a director, officer, shareholder, representative, agent or counsel of Hyundai (each, a "ECSI Released Party" and collectively, the "ECSI Released Parties") of and from, and promises never to assert against the ECSI Released Parties (or any of them) any and all manner of claims (including, without limitation, claims for contribution and indemnification), causes of action, liabilities, obligations, debts, liens, losses, reckonings, damages, rights, covenants, promises, controversies, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of every kind, nature and description, in arbitration, at law, in equity or mixed, in any jurisdiction, and whether known or unknown, material or immaterial, absolute or contingent, disclosed or undisclosed, direct or indirect, or nominally or beneficially possessed or claimed by the ECSI Releasing Parties (or any of them) from the beginning of time through the date hereof, that the ECSI Releasing Parties (or any of them) ever had, now has, or which the ECSI Releasing Parties (or any of them) may in the future have, against the ECSI Released Parties (or any of them) in connection with, arising from, or in any manner related to that certain Escrow Agreement dated as of December 22, 2006, among ECSI, Hyundai and Hirshfield Law (the "Escrow Agreement"), including, without limitation, any claims related to Hyundai's failure to deposit the Purchase Price (as defined in the Escrow Agreement) and any claims that Hirshfield Law was in default of any of its obligations under the Escrow Agreement (collectively, the "ECSI Released Claims").

         2. Hyundai, on behalf of itself, its subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys, representatives, successors and assigns, and each of JChoe, DChoe, Byun, Lee and Hirshfield Law (both individually and as Escrow Agent), individually and in their capacity as a director, officer, agent of or counsel to Hyundai, and the respective heirs, successors or assigns of each of them (collectively the "Hyundai Releasing Parties") hereby, absolutely and irrevocably forever releases, waives, relinquishes, renounces and discharges, the ECSI Releasing Parties (or any of them) of and from, and promises never to assert against the ECSI Releasing Parties (or any of them) any and all manner of claims (including, without limitation, claims for contribution and indemnification), causes of action, liabilities, obligations, debts, liens, losses, reckonings, damages, rights, covenants, promises, controversies, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of every kind, nature and description, in arbitration, at law, in equity or mixed, in any jurisdiction, and whether known or unknown, material or immaterial, absolute or contingent, disclosed or undisclosed, direct or indirect, or nominally or beneficially possessed or claimed by the Hyundai Releasing Parties (or any of them) from the beginning of time through the date hereof, that the Hyundai Releasing Parties (or any of them) ever had, now has, or which the Hyundai Releasing Parties (or any of them) may in the future have, against the ECSI Releasing Parties (or any of them) in connection with, arising from, or in any manner related to the Escrow Agreement or the ECSI Released Claims, including, without limitation, any claims related to ECSI's demand to return the Escrow Certificates (as defined in the Escrow Agreement) (collectively, the "Hyundai Released Claims").

         3. ECSI and Hyundai hereby: (a) terminate ab initio their respective rights and obligations under the Purchase Agreement with respect to the 4,800,000 Purchased Shares; and (b) hereby amend the provisions of the Purchase Agreement and that certain ECSI Warrant dated as of October 15, 2006 (the "Warrant") to provide that: (i) the 4,800,000 Purchased Shares referred to therein shall not be subtracted from the Warrant Shares Hyundai owns in determining Hyundai's maximum 50% ownership of ECSI Common Stock; and (ii) one Warrant Share shall vest under the Warrant for each $.40 of gross revenues credited to Hyundai.

         4. ECSI represents and warrants that it is the lawful and sole owner of the ECSI Released Claims being released hereby and it has not sold, transferred, assigned, pledged, hypothecated or otherwise encumbered any such claim.

         5. Hyundai and Hirshfield Law represent and warrant that they are the lawful and sole owner of the Hyundai Released Claims being released hereby by them and they have not sold, transferred, assigned, pledged, hypothecated or otherwise encumbered any such claim.

         6. If, for any reason, any court of competent jurisdiction shall hold by final non-appealable order that any ECSI Released Claim or Hyundai Released Claim (individually, a "Released Claim" and collectively, the "Released Claims") purported to be released hereby is not so released, then this Amendment and Mutual Release shall nonetheless be and remain effective with respect to each and every other Released Claim released hereby.

         7. ECSI hereby represents and warrants that it has the full power and authority to execute and deliver this Amendment and Mutual Release on behalf of itself and the ECSI Releasing Parties and to perform the obligations contained herein, and agrees that any subsequent determination that it executed this Amendment and Mutual Release absent the requisite authority shall not render ineffective this Amendment and Mutual Release or the Released Claims released hereby. ECSI further acknowledges that this Amendment and Mutual Release may be plead by the ECSI Released Parties (or any of them) as a defense to any claim that the ECSI Releasing Parties (or any of them) may raise or to bar any such claim.

         8. Hyundai and Hirshfield Law hereby represent and warrant that they have the full power and authority to execute and deliver this Amendment and Mutual Release on behalf of the ECSI Released Parties and to perform the obligations contained herein, and agree that any subsequent determination that they executed this Amendment Mutual Release absent the requisite authority shall not render ineffective this Amendment and Mutual Release or the Hyundai Released Claims released hereby. Hyundai and Hirshfield Law further acknowledge that this Amendment and Mutual Release may be plead by the ECSI Releasing Parties (or any of them) as a defense to any claim that the ECSI Released Parties (or any of them) may raise or to bar any such claim.

         9. This Amendment and Mutual Release may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall be considered to be one and the same document. Each counterpart of this Amendment and Mutual Release shall be binding on the ECSI Releasing Parties (and each of them) if such counterpart shall have been executed and delivered by ECSI, and/or on the Hyundai Releasing Parties (and each of them) if such counterpart shall have been executed and delivered by Hyundai.

         10. This Amendment and Mutual Release shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles. This Amendment and Mutual Release may not be amended or modified except by an instrument in writing signed by ECSI and Hyundai.

         11. This Amendment and Mutual Release shall not be effective until it has been executed by all parties hereto and the Escrow Certificates have been returned to ECSI.  If such conditions have not occurred by March 16, 2007, this Amendment and Mutual Release shall be of no further effect.

         IN WITNESS WHEREOF, the undersigned have executed or caused this Amendment and Mutual Release to be duly executed and effective as of the 15h day of March, 2007.

Electronic Control Security, Inc. By: /s/Arthur Barchenko Name: Arthur Barchenko Title: Chief Executive Officer	Hyundai Syscomm Corp. By: /s/Samuel Lee Name: Samuel Lee Title: Chairman of the Board

Hirshfield Law (Both Individually and as Escrow Agent) By: /s/Peter B. Hirshfield Name: Peter B. Hirshfield Title: Founder